As filed with the Securities and Exchange Commission on February 27, 2006

                                                      Registration No. 333-_____
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                        --------------------------------
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                        --------------------------------

                                LEGG MASON, INC.
             (Exact name of registrant as specified in its charter)

                 Maryland                              52-1200960
     (State or other jurisdiction of        (I.R.S. employer identification no.)
      incorporation or organization)

                                100 Light Street
                            Baltimore, Maryland 21202
                                 (410) 539-0000

    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 Thomas P. Lemke
                    Senior Vice President and General Counsel
                                Legg Mason, Inc.
                                100 Light Street
                            Baltimore, Maryland 21202
                                 (410) 539-0000

       (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:

        James S. Scott, Sr., Esq.              Gregory A. Fernicola, Esq.
         Shearman & Sterling LLP        Skadden, Arps, Slate, Meagher & Flom LLP
          599 Lexington Avenue                     Four Times Square
           New York, NY 10022                   New York, NY 10036-6522
             (212) 848-4000                          (212) 735-3000



         Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. [ ]
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
         If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [X]
         If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D., filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. [ ]


                                               CALCULATION OF REGISTRATION FEE
==============================================================================================================================

                                                                  Proposed Maximum      Proposed Maximum
    Title of Each Class of Securities         Amount to be       Offering Price Per    Aggregate Offering       Amount of
            to be Registered                Registered(1)(2)           Unit(3)              Price(3)        Registration Fee
------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.10 per share      12,493,451 shares          $135.80          $1,696,610,645.80      $181,537.34
------------------------------------------------------------------------------------------------------------------------------

(1) Pursuant to Rule 416 under the Securities Act of 1933, the shares of common stock being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2) Includes shares of common stock issuable upon conversion of the Series A Convertible Preferred Stock of the registrant.

(3) Calculated in accordance with Rule 457(c) under the Securities Act of 1933 based on the average of the high and low prices of the common stock reported in the consolidated system on February 23, 2006.

                                12,493,451 SHARES

                                LEGG MASON, INC.

                                  COMMON STOCK


     The selling stockholder may offer from time to time an aggregate of up to 12,493,451 shares of our common stock. We will not receive any proceeds from the sale of the common stock covered by this prospectus.

     The selling stockholder may offer shares of common stock through public or private transactions, on or off the New York Stock Exchange, at prevailing market prices, at prices relating to the market price over a period of time or at privately negotiated prices. The selling stockholder may sell shares directly to purchasers or through brokers or dealers. Brokers or dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholder. See "Plan of Distribution."

     Our common stock trades on the New York Stock Exchange under the symbol "LM". On February 23, 2006, the closing price of Legg Mason, Inc. common stock as reported on the New York Stock Exchange was $136.40 per share.

                             ----------------------

     Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                             ----------------------












                The date of this Prospectus is February 27, 2006

                                Table of Contents

                                                                         Page
                                                                         ----

     WHERE YOU CAN FIND MORE INFORMATION...................................3

     FORWARD-LOOKING INFORMATION...........................................4

     RISK FACTORS..........................................................5

     MARKET PRICES AND DIVIDEND POLICY....................................14

     USE OF PROCEEDS......................................................15

     SELLING STOCKHOLDER..................................................15

     ERISA MATTERS........................................................16

     PLAN OF DISTRIBUTION.................................................18

     LEGAL MATTERS........................................................21

     INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS.......................21

     In this prospectus, we use the term "Legg Mason" to refer to Legg Mason, Inc. The term "we," "us," and "our" refer to Legg Mason and its predecessors and subsidiaries. The term "Transaction Agreement" refers to the Transaction Agreement dated as of June 23, 2005, as amended, by and between Citigroup Inc. ("Citigroup") and Legg Mason. The term "Registration Rights Agreement" refers to the Registration and Investor Rights Agreement dated as of December 1, 2005 by and between Citigroup and Legg Mason.

     You should rely only on the information contained in or incorporated by reference in this prospectus. Neither we nor the selling stockholder have authorized anyone to provide you with different information. If anyone provides you with different information, you should not rely on it. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus. Our business, financial condition, results of operations and prospects may have changed since then. The selling stockholder is not making an offer of these securities in any state where the offer is not permitted.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. You may read and copy any document we file at the SEC's public reference rooms at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov. Our common stock is listed on the New York Stock Exchange under the Symbol "LM". Information about us also is available at the exchange.

     This prospectus is part of a registration statement we filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information about us and our consolidated subsidiaries and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

     The SEC allows us to incorporate by reference much of the information we file with them. This means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and filings may modify or supersede some of the information included or incorporated in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the date on which the selling stockholders cease offering and selling these securities:

        o   Our Annual Report on Form 10-K for the year ended March 31, 2005;

        o Our Definitive Proxy Statement on Schedule 14A filed with the SEC on June 17, 2005;

        o   Our Quarterly Report on Form 10-Q for the quarter ended
            June 30, 2005;

        o Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2005;

        o Our Quarterly Report on Form 10-Q for the quarter ended December 31, 2005;

        o   Our Current Report on Form 8-K filed with the SEC on June 9, 2005;

        o   Our Current Report on Form 8-K filed with the SEC on June 29, 2005;

        o   Our Current Report on Form 8-K filed with the SEC on July 22, 2005;

        o Our Current Report on Form 8-K filed with the SEC on October 20, 2005;

        o Our Current Report on Form 8-K filed with the SEC on November 8, 2005, as amended;

        o   Our Current Report on Form 8-K filed with the SEC on November 29,
            2005;

        o Our Current Report on Form 8-K filed with the SEC on December 7, 2005 (for the event on December 6, 2005);

        o Our Current Report on Form 8-K filed with the SEC on December 7, 2005 (for the event on December 1, 2005), as amended;

        o   Our Current Report on Form 8-K filed with the SEC on December 20,
            2005;

        o   Our Current Report on Form 8-K filed with the SEC on February 3,
            2006;

        o Our Current Report on Form 8-K filed with the SEC on February 27, 2006; and

        o The description of our common stock, par value $0.10 per share and our preferred stock, par value $10.00 per share, contained in Amendment No. 5 to our Application for Registration on Form 8-A, filed February 23, 2001.

     You may obtain a copy of these filings at no cost, by writing or telephoning us at the following address:

                                Legg Mason, Inc.
                                100 Light Street
                            Baltimore, Maryland 21202
                            Attn: Corporate Secretary
                                 (410) 539-0000

     Exhibits to these filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this document.

                           FORWARD-LOOKING INFORMATION

     Certain statements included in this prospectus and any documents incorporated by reference constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results to be materially different from those expressed or implied by any forward-looking statements. These forward-looking statements may contain information related, but not limited to:

        o   anticipated growth in revenues or earnings per share;

        o anticipated changes in our business or in the amount of client assets under management;

        o anticipated expense levels and expectations regarding financial market conditions;

        o   anticipated future transactions such as acquisitions; and

        o   anticipated performance of recent, pending and future acquisitions.

     In some cases, you can identify forward-looking statements by terminology such as "may," "will," "could," "would," "should," "expect," "plan," "anticipate," "intend," "believe," "estimate," "predict," "potential" or "continue" or the negative of those terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially due to a number of factors including, but not limited to:

        o the volatile and competitive nature of the asset management industry;

        o   changes in domestic and foreign economic and market conditions;

        o the loss of key employees or principals of our current or future operating subsidiaries;

        o the effect of current and future federal, state and foreign regulation of the asset management industry, including potential liability under applicable securities laws;

        o market, credit and liquidity risks associated with our investment management activities;

        o   the impairment of acquired intangible assets and goodwill;

        o potential restrictions on the business of, and withdrawal of capital from, certain of our subsidiaries due to net capital requirements;

        o the effect of any acquisitions, including our acquisition of substantially all of the asset management business of Citigroup ("CAM"); and

        o any unexpected difficulties in, or inability to, integrate the CAM business into our existing business, or any unexpected changes in the CAM business resulting from the acquisition or otherwise.

     Moreover, we do not nor does any other person, assume responsibility for the accuracy and completeness of those statements. We have no duty to update any of the forward-looking statements after the date of this prospectus. In assessing these forward-looking statements you should carefully consider the factors discussed under the captions "Management's Discussion and Analysis of Results of Operations and Financial Condition--Forward Looking Statements" of our Quarterly Reports on Form 10-Q, and "Management's Discussion and Analysis of Results of Operations and Financial Condition--Forward Looking Statements" in our most recent Annual Report on Form 10-K and the "Risk Factors" section in this prospectus, which describe risks and factors that could cause results to differ materially from those projected in such forward-looking statements.

     We caution the reader that these risk factors may not be exhaustive. We operate in a continually changing business environment, and new risks emerge from time to time. Management cannot predict such new risks or the impact of such new risks on our businesses. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results.

                                  RISK FACTORS

     You should consider carefully all of the information that is included or incorporated by reference in this prospectus before investing in our common stock. In particular, you should evaluate the uncertainties and risks referred to or described below, which may adversely affect our business, financial condition or results of operations. Additional uncertainties and risks that are not presently known to us or that we currently deem immaterial may also adversely affect our business, financial condition or results of operations.

Industry Changes

     The asset management industry is characterized by frequent changes, the effects of which have been, and will continue to be, difficult to predict. In addition to an evolving regulatory environment, the industry has been subject to changes in pricing structure, periods of contraction and expansion and intense competition from within and outside the industry.

Importance of Investment Performance

     We believe that investment performance is one of the most important factors for the growth of our assets under management. Poor investment performance, either on an absolute or relative basis, could impair our revenues and growth because:

        o existing clients might withdraw funds in favor of better performing products, which would result in lower investment advisory fees; or

        o our ability to attract funds from existing and new clients might diminish.

     If our revenues decline without a commensurate reduction in our expenses, our net income will be reduced.

     An important component of investment performance is the availability of appropriate investment opportunities for new client funds. If an asset management firm is not able to find sufficient investments for new client assets in a timely manner, the firm's investment performance could be adversely affected. Alternatively, an asset management firm that does not have sufficient investment opportunities for new funds may elect to limit its growth, and reduce the rate at which it receives new funds. Depending on, among other factors, prevailing market conditions, an asset management firm's investment style, and the market sectors and types of opportunities in which an asset management firm typically invests (such as less capitalized companies and other more thinly traded securities in which relatively smaller investments are typically made), the risks of not having sufficient investment opportunities may increase when an asset management firm increases its assets under management very quickly. A number of our asset management subsidiaries, including Western Asset Management Company, Royce & Associates and Private Capital Management, have had relatively large increases in their assets under management in recent years. Three of The Royce Funds are currently closed to new investors. Royce & Associates primarily invests in small-cap and micro-cap companies. Private Capital Management is an all-cap manager that focuses to a significant degree on companies with market capitalizations between $500 million and $20 billion. Consistent with its investment style, the pace of Private Capital Management's investment of new client assets may be significantly impacted by its view of current market conditions. If our asset management subsidiaries are not able to identify sufficient investment opportunities for new client funds, their investment performance or ability to continue to grow may be reduced.

Assets Under Management May Be Withdrawn

     Our investment advisory and administrative contracts are generally terminable at will or upon relatively short notice, and mutual fund investors may redeem their investments in the funds at any time without prior notice. Institutional and individual clients can terminate their relationships with us, reduce the aggregate amount of assets under management, or shift their funds to other types of accounts with different rate structures for any number of reasons, including investment performance, changes in prevailing interest rates, changes in investment preferences of clients, changes in our reputation in the marketplace, changes in management or control of clients or third party distributors with whom we have relationships, loss of key investment management personnel and financial market performance. In a declining stock market, the pace of mutual fund redemptions and withdrawal of assets from other accounts could accelerate. Poor performance relative to other investment management firms tends to result in decreased purchases of fund shares, increased redemptions of fund shares, and the loss of institutional or individual accounts. The decrease in revenues that could result from any such event could have a material adverse effect on our business.

Fluctuating Securities Volume and Prices

     A large portion of our revenues is derived from investment advisory contracts with clients. Under these contracts, the investment advisory fees we receive are typically based on the market value of assets under management. Accordingly, a decline in the prices of securities generally may cause our revenues and income to decline by:

        o causing the value of our assets under management to decrease, which would result in lower investment advisory fees;

        o causing our clients to withdraw funds in favor of investments they perceive offer greater opportunity or lower risk, which would also result in lower investment advisory fees; or

        o decreasing the performance fees earned by our asset management subsidiaries.

     If our revenues decline without a commensurate reduction in our expenses, our net income will be reduced.

     There are substantial fluctuations in volume and price levels in the securities markets. These fluctuations can occur on a daily basis and over longer periods as a result of a variety of factors, including national and international economic and political events, broad trends in business and finance, and interest rate movements. Reduced securities market prices generally may result in reduced revenues from lower levels of assets under management and loss or reduction in incentive and performance fees. Periods of reduced market prices may adversely affect profitability because fixed costs remain relatively unchanged. Because we operate in one industry, the business cycles of our subsidiaries may occur contemporaneously. Consequently, the effect of an economic downturn may have a magnified negative effect on our business.

Industry Changes and Competitive Factors

     The asset management industry in which we are engaged is extremely competitive. Competition includes numerous national, regional and local asset management firms and broker-dealers, commercial bank and thrift institutions, and other financial institutions. Many of these organizations offer products and services that are similar to, or compete with, those offered by our subsidiaries, have substantially more personnel and greater financial resources than we do and, unlike us, have proprietary access to distribution channels. We also compete for investment funds with banks, insurance companies and investment companies. Our ability to compete may be adversely affected if our subsidiaries lose key employees or underperform in comparison to relevant benchmarks or peer groups.

     A sizable number of new asset management firms and mutual funds have been established in the last ten years, increasing our competition. In addition, the asset management industry has experienced consolidation as numerous asset management firms have either been acquired by other financial services firms or ceased operations. In many cases, this has resulted in firms with greater financial resources than ours. In addition, a number of heavily capitalized companies, including commercial banks, thrift organizations and foreign entities have made investments in and acquired asset management firms. In addition, access to mutual funds distribution channels has become increasingly competitive. To the extent that we are forced to compete on the basis of price in any of our businesses, we may not be able to maintain our current fee structure in that business, which could adversely affect our revenues and earnings.

Ability to Continue Growth and Maintain Fee Levels

     Our operating revenues increased 36% and 44% in the fiscal years ended March 31, 2005 and 2004, respectively, while over the same periods our diluted earnings per share increased 33% and 49%. There can be no assurance that we will be able to continue to grow our business, or that our subsidiaries will be able to maintain their performance, at historical levels or at currently anticipated levels.

     Our profit margins and earnings are dependent in part on our ability to maintain current fee levels for the products and services that our subsidiaries offer. Competition within the asset management industry could lead to our subsidiaries reducing the fees that they charge their clients for products and services. See the section entitled "Competition" in our annual report on Form 10-K for the year ended March 31, 2005. In addition, our subsidiaries may be required to reduce their fee levels, or restructure the fees they charge, because of, among other things, regulatory initiatives or proceedings that are either industry-wide, or specifically targeted. For example, several firms in the mutual fund business have agreed to reduce the management fees that they charge registered mutual funds as part of regulatory settlements. A reduction or other change in the fees that our subsidiaries charge for their products and services could reduce our revenues and earnings. See the section entitled "Regulation" in our annual report on Form 10-K for the year ended March 31, 2005.

Strategic Transactions

     As part of our business strategy, we regularly review, and from time to time have discussions with respect to potential strategic transactions, including potential acquisitions, dispositions, consolidations, joint ventures or similar transactions, some of which may be material. There can be no assurance that we will find suitable candidates for strategic transactions at acceptable prices, have sufficient capital resources to accomplish our strategy, or be successful in entering into agreements for desired transactions. In addition, these transactions, including our recent acquisitions of the CAM business and Permal Group Ltd., typically involve a number of risks and present financial, managerial and operational challenges, including:

        o adverse effects on our reported earnings per share in the event acquired intangible assets or goodwill become impaired;

        o existence of unknown liabilities or contingencies that arise after closing; and

        o   potential disputes with counterparties.

     Acquisitions, including our recent acquisitions, also pose the risk that any business we acquire may lose customers or employees or could under-perform relative to expectations. We could also experience financial or other setbacks if transactions encounter unanticipated problems, including problems related to execution or integration. Strategic transactions typically are announced publicly even though they may remain subject to numerous closing conditions, contingencies and approvals and there is no assurance that any announced transaction will actually be consummated. The failure to consummate an announced transaction could have an adverse effect on us. Future transactions may also further increase our leverage or, if we issue equity securities to pay for acquisitions, dilute the holdings of our existing stockholders.

Regulatory Matters/Conflicts of Interest

     Our business is subject to regulation by various regulatory authorities that are charged with protecting the interests of our customers. See the section entitled "Regulation" in our annual report on Form 10-K for the year ended March 31, 2005. We could be subject to civil liability, criminal liability, or sanction, including revocation of our subsidiaries' registrations as investment advisers, revocation of the licenses of our employees, censures, fines, or temporary suspension or permanent bar from conducting business, if we violate such laws or regulations. Any such liability or sanction could have a material adverse effect on our financial condition, results of operations, and business prospects. In addition, the regulatory environment in which we operate frequently changes and has seen significant increased regulation in recent years. We may be adversely affected as a result of new or revised legislation or regulations or by changes in the interpretation or enforcement of existing laws and regulations. Our business and results of operations can also be adversely affected by Federal, state and foreign regulatory issues and proceedings.

     Our reputation is one of our most important assets. As we have expanded the scope of our businesses and our client base, we increasingly have to address conflicts of interest. In addition, the Securities and Exchange Commission and other regulators have increased their scrutiny of potential conflicts of interest. We have procedures and controls that are reasonably designed to address these issues. However, appropriately dealing with conflicts of interest is complex and difficult and if we fail, or appear to fail, to deal appropriately with conflicts of interest, we could face reputational damage, litigation or regulatory proceedings or penalties, any of which may adversely affect our revenues or earnings.

     Financial scandals have led to insecurity and uncertainty in the financial markets. In response to these scandals, the Sarbanes-Oxley Act of 2002 effected significant changes to corporate governance, accounting requirements and corporate reporting. This law generally applies to all companies, including us, with equity or debt securities registered under the Securities Exchange Act of 1934, as amended. We have taken numerous actions, and incurred substantial expenses, over the last two and a half years to comply with the Sarbanes-Oxley Act, related regulations promulgated by the Securities and Exchange Commission and other corporate governance requirements of the New York Stock Exchange.

Effect of Net Capital Requirements

     Many of our subsidiaries that operate outside the United States are subject to net capital requirements imposed by the regulators of the jurisdictions in which they operate. A significant operating loss or extraordinary charge against net capital may adversely affect the ability of these subsidiaries to expand or even maintain their present levels of business. See the section entitled "Net Capital Requirements" in our annual report on Form 10-K for the year ended March 31, 2005.

Litigation/Insurance Availability

     Many aspects of our business involve substantial risks of liability. In the normal course of business, our subsidiaries have been named as defendants or co-defendants in lawsuits seeking substantial damages. We are also involved from time to time in governmental and self-regulatory agency investigations and proceedings. There has been an increased incidence of litigation and regulatory investigations in the financial services industry in recent years, including customer claims as well as class action suits seeking substantial damages. In our strategic transaction with Citigroup, we transferred to Citigroup the subsidiaries that constituted our private client and capital markets businesses, thus transferring the entities that would have primary liability for a majority of the customer complaint, litigation and regulatory liabilities and proceedings arising from those businesses. However, as part of that transaction, we agreed to indemnify Citigroup for most pre-closing legal matters of these businesses. Similarly, although we acquired from Citigroup the companies that would have primary liability for certain pre-closing legal matters arising from the CAM business, Citigroup has agreed to indemnify us for most pre-closing legal matters of the CAM business. There can be no assurances that Citigroup will, or will be able to, meet its indemnification obligations. See "Item 3. Legal Proceedings" in our annual report on Form 10-K for the year ended March 31, 2005.

     Our businesses entail the inherent risk of liability related to litigation from clients or third party vendors and actions taken by regulatory agencies. To help protect against these potential liabilities, we purchase insurance in amounts, and against risks, that we consider appropriate. There can be no assurance, however, that a claim or claims will be covered by insurance or, if covered, will not exceed the limits of available insurance coverage, that any insurer will remain solvent and will meet its obligations to provide us with coverage or that insurance coverage will continue to be available with sufficient limits at a reasonable cost. Over the last several years, insurance expenses have increased and we expect further increases to be significant going forward. In addition, certain insurance coverage may not be available or may only be available at prohibitive costs. Renewals of insurance policies may expose us to additional costs through higher premiums or the assumption of higher deductibles or co-insurance liability.

Importance of Key Personnel

     We are dependent on the continued services of our management team, including our Chief Executive Officer, and a number of our key asset management personnel. The loss of any of such personnel without adequate replacement could have a material adverse effect on us. Moreover, since certain of our subsidiaries contribute significantly to our revenues and earnings, the loss of even a small number of key personnel at these subsidiaries could have a disproportionate impact on our business. Additionally, we need qualified managers and skilled employees with asset management experience in order to operate our business successfully. The market for experienced asset management professionals is extremely competitive and is increasingly characterized by the frequent movement of employees among different firms. Due to the competitive market for asset management professionals and the success of some of our employees, our costs to attract and retain key employees are significant and will likely increase over time and from time to time we may engage in discussions with key employees over their revenue sharing and other employment-related terms. In addition, since many of the individual employees at our subsidiaries often maintain a strong, personal relationship with their clients that is based on the clients' trust in the employee, the departure of one or more of these employees could cause the subsidiary to lose client accounts, which could have a material adverse effect on our results of operations and financial condition. If we are unable to attract and retain qualified individuals or our costs to do so increase significantly, our operations and financial results would be materially adversely affected.

Operational Risks

     We must be able to consistently and reliably obtain securities pricing information, process client and investor transactions and provide reports and other customer service to our clients and investors. Any failure to keep current and accurate books and records can render us liable to disciplinary action by governmental and self-regulatory authorities, as well as to claims by our clients. If any of our financial, accounting or other data processing systems do not operate properly or are disabled or if there are other shortcomings or failures in our internal processes, people or systems, we could suffer an impairment to our liquidity, a financial loss, a disruption of our businesses, liability to clients, regulatory problems or damage to our reputation. These systems may fail to operate properly or become disabled as a result of events that are wholly or partially beyond our control, including a disruption of electrical or communications services or our inability to occupy one or more of our buildings. In addition, our operations are dependent upon information from, and communications with, third parties, and operational problems at third parties may adversely affect our ability to carry on our business.

     Our operations rely on the secure processing, storage and transmission of confidential and other information in our computer systems and networks. Although we take protective measures and endeavor to modify them as circumstances warrant, our computer systems, software and networks may be vulnerable to unauthorized access, computer viruses or other malicious code, and other events that have a security impact. If one or more of such events occur, it potentially could jeopardize our or our clients' or counterparties' confidential and other information processed and stored in, and transmitted through, our computer systems and networks, or otherwise cause interruptions or malfunctions in our, our clients', our counterparties' or third parties' operations. We may be required to spend significant additional resources to modify our protective measures or to investigate and remediate vulnerabilities or other exposures, and we may be subject to litigation and financial losses that are either not insured against fully or not fully covered through any insurance that we maintain.

     We depend on our headquarters and operations center for the continued operation of our business. A disaster or a disruption in the infrastructure that supports our businesses, including a disruption involving electrical communications, transportation or other services used by us or third parties with whom we conduct business, directly affecting our headquarters or operations center may have a material adverse impact on our ability to continue to operate our business without interruption. Although we have disaster recovery programs in place, there can be no assurance that these will be sufficient to mitigate the harm that may result from such a disaster or disruption. In addition, insurance and other safeguards might only partially reimburse us for our losses.

Potential Impairment of Goodwill and Intangible Assets

     At December 31, 2005, we had intangible assets of $4.6 billion and goodwill of $1.7 billion. Determining goodwill and intangible assets, and evaluating them for impairment, requires significant management estimates and judgment, including estimating value and assessing life in connection with the allocation of purchase price in the acquisition creating them. Any impairment of goodwill or intangibles could have a material adverse effect on our results of operations. See "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations -- Critical Accounting Policies -- Intangible Assets and Goodwill" in our annual report on Form 10-K for the year ended March 31, 2005 and "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations -- Critical Accounting Policies -- Intangible Assets and Goodwill" in our current report on Form 8-K for the event on December 6, 2005.


Our Leverage may affect our business and may restrict our operating results

     At December 31, 2005, on a consolidated basis, we had approximately $1.2 billion in total indebtedness and total equity of $5.6 billion. In addition, we may incur additional indebtedness in the future and, in this regard, have several available credit facilities that are not currently being utilized. The level of our indebtedness could:

        o limit cash flow available for general corporate purposes due to the ongoing cash flow requirements for debt service;

        o limit our ability to obtain additional debt financing in the future or to borrow under our existing credit facilities (most of which require that (i) our ratio of total debt to earnings before interest, taxes, depreciation and amortization not exceed 2.5 to 1 and (ii) our ratio of earnings before interest, taxes, depreciation and amortization to total cash payments on all debt exceeds 4 to 1);

        o limit our flexibility in reacting to competitive and other changes in the industry and economic conditions generally;

        o   subject us to covenants that limit our flexibility; and

        o place us at a competitive disadvantage compared to our competitors that have less debt.

     Our ability to make scheduled payments of principal of, to pay interest on, or to refinance, our indebtedness and to satisfy our other debt obligations will depend upon our future operating performance, which may be affected by general economic, financial, competitive, legislative, regulatory, business and other factors beyond our control.

Performance-based Fee Arrangements

     A portion of our investment advisory and related fee revenues is derived from performance fees. Our asset management subsidiaries earn performance fees under some of their client agreements if the investment performance in the portfolio meets or exceeds a specified benchmark. If the investment performance does not meet or exceed the investment return benchmark for a particular period, the subsidiary will not generate a performance fee for that period and, if the benchmark is based on cumulative returns, the subsidiary's ability to earn performance fees in future periods may be impaired. During the fiscal years ended March 31, 2005, 2004 and 2003, $48.9 million, $41.5 million and $21.6 million, respectively, of our $1.3 billion, $922.1 million and $636.1 million in investment advisory and related fee revenues were performance fees. Performance fees may become more common in our industry. An increase in performance-based fee arrangements with our clients could create greater fluctuations in our revenues.

International Operations

     Our subsidiaries operate in a number of jurisdictions outside of the United States on behalf of international clients. We have offices in numerous countries and many proprietary funds that are domiciled outside the U.S. Our international operations require us to comply with the legal requirements of foreign jurisdictions, expose us to the political consequences of operating in foreign jurisdictions and subject us to expropriation risks, expatriation controls and potential adverse tax consequences which, among other things, make it more difficult to manage the cash that we generate outside the U.S. Our foreign business operations are also subject to the following risks:

        o difficulty in managing, operating and marketing our international operations;

        o fluctuations in currency exchange rates which may result in substantial negative effects on assets under management; and

        o significant adverse changes in foreign legal and regulatory environments.

Distribution

     In the transaction in which we acquired the CAM business, we transferred our retail securities brokerage and capital markets businesses to Citigroup. Prior to the closing of the transaction, our retail securities brokerage business had been the primary retail distributor of the Legg Mason Funds and both our retail brokerage and our capital markets businesses had distributed a number of our other asset management products and services. As a result of the transaction, we must utilize third party distributors for many of our asset management products and services, which may expose us to risks resulting from the fact that we do not control the distributors. For example, we must compensate the distributors for selling our products and services in amounts that are agreed between them and us.

     Pursuant to a three-year distribution agreement we entered with Citigroup, Citigroup has agreed to distribute our asset management products and services, including the Legg Mason Funds and CAM's products and services, through its various distribution businesses, and we have agreed that, subject to a few exceptions, Citigroup's retail securities brokerage will be the exclusive retail distributor of the Legg Mason Funds that are managed by Legg Mason Capital Management. The CAM business has historically relied upon Citigroup's distribution businesses to be the primary distributor of its products and services, and we expect this reliance to continue for some time despite the fact that CAM is no longer under common ownership with the distributors. There can be no assurances that we will be successful in distributing the Legg Mason Funds and our other products and services, including those managed or offered by CAM, through Citigroup's distributors, that we will be successful in distributing our products and services through other third party distributors, or that the transfer of our retail securities brokerage and capital markets businesses will not have an adverse effect on our ability to distribute, or the costs of distributing, our products and services. If we are unable to distribute our products and services successfully, it will adversely affect our revenues and net income, and any increase in distribution related expenses could adversely affect our net income.

     Distribution fees paid to mutual fund distributors in accordance with Rule 12b-1 promulgated under the Investment Company Act of 1940 ("Rule 12b-1") are a critical element in the distribution of a number of the mutual funds that we manage. There have been suggestions from regulatory agencies and other industry participants that Rule 12b-1 distribution fees in the mutual fund industry should be reconsidered and, potentially, reduced or eliminated. We believe that distribution related fees paid to financial advisors will remain a key element in the mutual fund industry. However, an industry-wide reduction or restructuring of Rule 12b-1 distribution fees could have a material adverse effect on our ability to distribute certain of the mutual funds we sponsor and, potentially, on our revenues and earnings.

Risks Related to the Acquisition of the CAM Business

     Strategic transactions, like the acquisition of CAM, create numerous uncertainties and risks. CAM will be transitioning from being a unit of Citigroup to being a part of Legg Mason, which will entail many changes, including changes in senior management and in administrative and other support. We also intend to integrate portions of CAM's business, including substantially all of its fixed income business, into the businesses of certain of our other subsidiaries. These transition activities are complex, and we may encounter expected or unexpected difficulties, or incur expected or unexpected costs, in any of them. If we are unable to retain the key asset management personnel of CAM, because of any of these transitions or for any other reasons, it could have an adverse impact on CAM's business. Similarly, if CAM is unable to retain its existing, and to acquire new, client relationships as a result of any of the uncertainties discussed above or for any other reasons, it could have an adverse impact on CAM's business. In addition, there can be no assurances that CAM will perform, financially or otherwise, in the future as well as we expect, or that we will be able to achieve the cost savings we expect from the CAM acquisition. Any of these risks could reduce our revenues or increase our costs, and thus could adversely affect our net income.

     Because we transferred our securities brokerage and capital markets businesses in the Citigroup transaction, our sole business is now asset management. As a result, we may be more affected by trends and issues affecting the asset management business, such as industry-wide regulatory issues and inquiries, publicity about, and public perceptions of the industry and asset management industry market cycles.

                        MARKET PRICES AND DIVIDEND POLICY

     Our common stock trades on the New York Stock Exchange under the symbol "LM." There were approximately 576 registered holders of our common stock as of February 22, 2006. The table below sets forth the high and low sales prices of our common stock as reported for New York Stock Exchange Composite Transactions and the quarterly cash dividends declared per share of our common stock during the periods indicated.*

                                                  PRICE RANGE          CASH
                                                  -----------          DIVIDENDS
     2002                                         LOW       HIGH       DECLARED
                                                  ---       ----       --------
         Quarter Ended:
              June 30, 2002...................... $31.10    $38.10     $0.06667
              September 30, 2002................. $24.74    $33.23     $0.07333
              December 31, 2002.................. $24.97    $35.53     $0.07333


     2003
          Quarter Ended:
              March 31, 2003..................... $29.47    $35.53     $0.07333
              June 30, 2003...................... $32.47    $44.67     $0.07333
              September 30,2003.................. $43.18    $51.47     $0.10
              December 31, 2003.................. $48.25    $56.77     $0.10
     2004
          Quarter Ended:
              March 31, 2004 .................... $51.77    $63.61     $0.10
              June 30, 2004...................... $55.67    $66.40     $0.10
              September 30, 2004................. $48.95    $60.84     $0.15
              December 31, 2004.................. $52.48    $73.70     $0.15

     2005
          Quarter Ended:
              March 31, 2005 .................... $68.10    $85.07     $0.15
              June 30, 2005...................... $69.82    $108.14    $0.15
              September 30, 2005................. $99.75    $118.02    $0.18
              December 31, 2005.................. $100.00   $126.33    $0.18

     2006
          Quarter Ended
              March 31, 2006 (through February 23,
              2006) ............................. $116.60    $139.00   $0.18
    ------------------

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


     *     Adjusted for all stock splits.

     See the cover page for the closing price for our common stock on the New York Stock Exchange on February 23, 2006.

     Our board of directors currently intends to continue to pay regular quarterly cash dividends; however, the declaration and payment of future dividends will be determined by our board of directors in its sole discretion. Our board's decision will depend upon our earnings, financial condition and capital needs and other factors that the board of directors deems relevant.

                                 USE OF PROCEEDS

     All of the proceeds from the sale of common stock covered by this prospectus will go to the selling stockholder. We will not receive any proceeds from the sale of our common stock.

                               SELLING STOCKHOLDER

     Under the Transaction Agreement, we issued to Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc., 5,393,545 shares of our common stock and 13.346632 shares of our Series A convertible preferred stock, convertible upon transfer to a non-affiliate of Citigroup Inc. into 13,346,632 shares of common stock. AMAD Holdings, Inc., a wholly owned subsidiary of Citigroup Inc., is now the owner of record of all of such shares. The 5,393,545 shares of common stock and the 13.346632 shares of Series A convertible preferred stock represent, on an as converted basis, 13.65% of the outstanding common stock of Legg Mason as of February 21, 2006 (which does not include shares that affiliates of Citigroup Inc. hold as nominee of customers in connection with banking, brokerage or asset management activities in the ordinary course of business). We have agreed to prepare and file a registration statement to register the resale of such shares of common stock (including those shares of common stock issued or issuable upon conversion of the Series A convertible preferred stock) by the selling stockholder, or one or more of its affiliates, to the public.

     This prospectus covers the offer and sale by the selling stockholder of 12,493,451 shares of common stock. Such number includes shares of common stock issuable upon conversion of the Series A convertible preferred stock. The selling stockholder will be the owner of record, on an as converted basis, of 6,246,726 shares of common stock, which represents, on an as converted basis, 4.55% of the outstanding common stock of Legg Mason as of February 21, 2006 (assuming conversion of Series A convertible preferred stock), upon sale of all of the shares of common stock offered by this prospectus (which does not include shares that affiliates of Citigroup Inc. hold as nominee of customers in connection with banking, brokerage or asset management activities in the ordinary course of business). As indicated above, the shares of Series A convertible preferred stock are not convertible into shares of common stock while held by the selling stockholder.

     The disclosure in this section was prepared based in part on the information supplied to us during February 2006 by the selling stockholder. The selling stockholder may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of its shares of common stock since the date on which the information is presented. Information about the selling stockholder may change over time. If required, any changed information supplied to us will be set forth in future prospectus supplements.

                                  ERISA MATTERS

     The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the regulations issued by the Department of Labor under ERISA, the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations issued by the Internal Revenue Service under the Code impose certain restrictions on the following:

     (1)  "employee benefit plans" (as defined in Section 3(3) of ERISA),

     (2) "plans" described in Section 4975(e)(1) of the Code, including individual retirement accounts or Keogh plans,

     (3) entities whose underlying assets include plan assets by reason of a plan's investment in such entities (each of (1), (2) and (3) is referred to as a "Plan"), and

     (4) persons who have certain specified relationships to Plans ("parties in interest" under ERISA and "disqualified persons" under the Code).

     Both ERISA and the Code prohibit certain transactions between a Plan and parties in interest or disqualified persons. ERISA also imposes certain duties on persons who are fiduciaries of Plans that are subject to Title I of ERISA ("ERISA Plans").

     Because of our activities or the activities of our affiliates, we may be deemed to be a party in interest or disqualified person with respect to a number of Plans (e.g., those to which we provide brokerage, investment or other financial services). If our common stock is acquired and held by a Plan with respect to which we are a party in interest or disqualified person, such acquisition and holding could be deemed to be a direct or indirect prohibited transaction, which could result in the imposition of taxes or penalties on the parties to the prohibited transaction.

     Such transactions may, however, be exempt from the otherwise applicable taxes and penalties by reason of one or more statutory or administrative exemptions such as those described below. Such administrative exemptions may include:

     o Prohibited Transaction Class Exemption ("PTE") 95-60, 60 FR 35925, July 12, 1995, which exempts certain transactions involving insurance company general accounts;

     o PTE 96-23, 61 FR 15975, April 10, 1996, which exempts certain transactions directed by an in-house asset manager;

     o PTE 90-1, 55 FR 2891, January 29, 1990, which exempts certain transactions involving insurance company pooled separate accounts;

     o PTE 91-38, 56 FR 31966, June 12, 1991, which exempts certain transactions involving bank collective investment funds; and

     o PTE 84-14, 49 FR 9494, March 13, 1984, which exempts certain transactions entered into on behalf of a Plan by a qualified professional asset manager.

     If the conditions of one or more of these exemptions (or some other applicable exemption) are met, the acquisition and holding of our common stock by or on behalf of a Plan should be exempt from certain of the prohibited transaction provisions of ERISA and the Code. It should be noted, however, that even if such conditions are met, the scope of relief provided by such exemptions may not necessarily cover all acts that might be construed as prohibited transactions under ERISA and the Code.

     In addition to the foregoing exemptions, certain insurance company general accounts, which support policies issued by an insurer on or after December 31, 1998 to or for the benefit of Plans, are allowed to purchase common stock in reliance upon regulations promulgated by the Department of Labor pursuant to
Section 1460 of the Small Business Job Protection Act of 1996. If such policies satisfy the Section 1460 regulations, then the insurer will be deemed in compliance with ERISA's fiduciary requirements and prohibited transaction rules with respect to those assets of the insurer's general account which supports such policies.

     Furthermore, Section 404 of ERISA sets forth standards of care for investment decisions made by a fiduciary of an ERISA Plan. In deciding whether to invest in our common stock, a fiduciary of an ERISA Plan must take the following into account, among other considerations:

     o    whether the fiduciary has the authority to make the investment;

     o whether the investment is made in accordance with the written documents that govern the ERISA Plan;

     o whether the investment constitutes a direct or indirect transaction with a party in interest or disqualified person;

     o the composition of the ERISA Plan's portfolio with respect to diversification by type of asset;

     o the ERISA Plan's funding objectives; the tax effects of the investment; and

     o whether under the general fiduciary standards of investment procedure and diversification an investment in our common stock is appropriate for the ERISA Plan, taking into account the overall investment policy of the ERISA Plan, the composition of the ERISA Plan's investment portfolio and all other appropriate factors.

     Each person who acquires our common stock or an interest therein will be deemed by such acquisition or acceptance to have represented and warranted that either: (i) no assets of a Plan have been used to acquire such security or an interest therein, or (ii) the purchase and holding of such security or an interest therein by such person are exempt from the prohibited transaction restrictions of ERISA and the Code pursuant to one or more prohibited transaction statutory or class exemptions.

     Prior to making an investment in our common stock, a Plan investor must determine whether we are a party in interest or disqualified person with respect to such Plan and, if so, whether such transaction is subject to one or more statutory or administrative exemptions, including those described above. In addition, a fiduciary of an ERISA Plan must determine whether the investment is otherwise a permissible and appropriate investment for the ERISA Plan. Prospective investors should consult with their legal and other advisors concerning the impact of ERISA and the Code and the potential consequences of such investment with respect to their specific circumstances.

     Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA) and certain church plans (as defined in Section 3(33) of ERISA) are not subject to the fiduciary responsibility or prohibited transaction provisions of ERISA or the Code but may be subject to similar restrictions under state or local law.

     The above is a summary of some of the material ERISA considerations applicable to prospective Plan investors. It is not intended to be a complete discussion, nor is it to be construed as legal advice or a legal opinion. Prospective Plan investors should consult their own counsel on these matters.

                              PLAN OF DISTRIBUTION

     We are registering the shares of common stock covered by this prospectus for the selling stockholder. As used in this prospectus, "selling stockholder" includes the donees, transferees, pledgees or others who may later hold the selling stockholder's interests. Pursuant to the Registration Rights Agreement, we agreed to register the common stock owned by the selling stockholder and to indemnify the selling stockholder against certain liabilities related to the selling of the common stock, including liabilities arising under the Securities Act. Under the Registration Rights Agreement, we also agreed to pay the costs and fees of registering the shares of common stock; however, the selling stockholder will pay any brokerage commissions or underwriting discounts relating to the sale of the shares of common stock.

     The selling stockholder may sell the common stock being offered hereby in one or more of the following ways at various times:

          o to underwriters for resale to the public or to institutional registrations;

          o    directly to institutional registrations; or

          o    through agents to the public or to institutional registrations.

     The selling stockholder may offer its shares of common stock in one or more offerings pursuant to one or more prospectus supplements, if required by applicable law, and any such prospectus supplement will set forth the terms of the relevant offering to the extent required. To the extent the shares of common stock offered pursuant to a prospectus supplement remain unsold, the selling stockholder may offer those shares of common stock on different terms pursuant to another prospectus supplement.

     The selling stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholder may sell the common stock on the New York Stock Exchange or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices. If underwriters are used in the sale, the common stock will be acquired by the underwriters for their own account and may be resold at various times in one or more transactions, including negotiated transactions, at a fixed public offering price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. A distribution of the common stock by the selling stockholder may also be effected through the issuance by the selling stockholder or others of derivative securities, including without limitation, warrants, exchangeable securities, forward delivery contracts and the writing of options.

     In connection with any offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. "Covered" short sales are sales of shares made in an amount up to the number of shares represented by the underwriters' over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the common stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make "naked" short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that they may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress.

     In addition, the selling stockholder may sell some or all of the shares of common stock covered by this prospectus through:

          o a block trade in which a broker-dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction;

          o purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

          o ordinary brokerage transactions and transactions in which a broker solicits purchasers; or

          o    privately negotiated transactions.

     The selling stockholder may also enter into hedging transactions. For example, the selling stockholder may:

          o enter into transactions with a broker-dealer or affiliate thereof in connection with which such broker-dealer or affiliate will engage in short sales of the common stock pursuant to this prospectus, in which case such broker-dealer or affiliate may use shares of common stock received from the selling stockholder to close out its short positions;

          o sell common stock short itself and redeliver such shares to close out its short positions;

          o enter into option or other types of transactions that require the selling stockholder to deliver common stock to a broker-dealer or an affiliate thereof, who will then resell or transfer the common stock under this prospectus; or

          o loan or pledge the common stock to a broker-dealer or an affiliate thereof, who may sell the loaned shares or, in an event of default in the case of a pledge, sell the pledged shares pursuant to this prospectus.

     In addition, the selling stockholder may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement. If so, the third party may use securities borrowed from the selling stockholder or others to settle such sales and may use securities received from the selling stockholder to close out any related short positions. The selling stockholder may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement.

     If a prospectus supplement is filed, it will set forth the terms of the offering of the common stock covered by this prospectus, including:

          o the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them, if any; and

          o the public offering price of the common stock and the proceeds to the selling stockholder and any discounts, commissions or concessions or other items constituting compensation allowed, reallowed or paid to underwriters, dealers or agents, if any.

     Any public offering price and any discounts, commissions, concessions or other items constituting compensation allowed or reallowed or paid to underwriters, dealers or agents may be changed from time to time.

     The selling stockholder may negotiate and pay broker-dealers' commissions, discounts or concessions for their services. Broker-dealers engaged by the selling stockholder may allow other broker-dealers to participate in resales. The selling stockholder and any broker-dealers involved in the sale or resale of the common stock may qualify as "underwriters" within the meaning of Section 2(a)(11) of the Securities Act. In addition, the broker-dealers' commissions, discounts or concessions may qualify as underwriters' compensation under the Securities Act. If the selling stockholder qualifies as an "underwriter," it will be subject to the prospectus delivery requirements of Section 5(b)(2) of the Securities Act.

     In addition to selling its common stock under this prospectus, the selling stockholder may:

          o agree to indemnify any broker-dealer or agent against certain liabilities related to the selling of the common stock, including liabilities arising under the Securities Act;

          o transfer its common stock in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer;

          o sell its common stock under Rule 144 of the Securities Act rather than under this prospectus, if the transaction meets the requirements of Rule 144; or

          o    sell its common stock by any other legally available means.

     The selling stockholder may offer the shares of common stock to or through any broker-dealer subsidiary of Citigroup, including Citigroup Global Markets Inc. The broker-dealer subsidiaries of Citigroup are members of the National Association of Securities Dealers, Inc. and may participate in distributions of the offered common stock. Accordingly, public offerings of offered common stock in which Citigroup's broker-dealer subsidiaries participate will conform to the requirements set forth in Rule 2710(h) of the Conduct Rules of the NASD.

                                  LEGAL MATTERS

     The validity of the Legg Mason common stock (including shares of common stock issued or issuable upon conversion of the Series A convertible preferred stock) offered hereby will be passed upon for us by Thomas C. Merchant, Esq., our Deputy General Counsel. Mr. Merchant beneficially owns, or has rights to acquire under our employee benefit plans, less than one percent of our common stock. Certain matters may be passed upon for us by Shearman & Sterling LLP, New York, New York and Menlo Park, California. The selling stockholder is being represented by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

                 INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS

     The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) of Legg Mason, Inc. incorporated in this prospectus by reference to the Current Report on Form 8-K of Legg Mason, Inc. filed on December 7, 2005, and the combined financial statements of Permal Group incorporated in this prospectus by reference to the Current Report on Form 8-K/A of Legg Mason, Inc. filed on December 19, 2005, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

     The audited historical financial statements of CAM included in Legg Mason's Current Report on Form 8-K filed December 7, 2005, as amended, have been so incorporated in reliance on the report of KPMG LLP, independent auditors, upon the authority of said firm as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

     The following are the expenses in connection with the issuance and distribution of the securities being registered, other than underwriting fees and commissions. All such expenses other than the Securities and Exchange Commission registration fee are estimates.

     Securities and Exchange Commission Registration Fee............... $181,537
     Accounting Fees................................................... $150,000
     Miscellaneous..................................................... $200,000
     Total............................................................. $531,537

Item 15.  Indemnification of Directors and Officers

     The Registrant's by-laws provide for indemnification of any person who is serving or has served as a director or officer of the Registrant, against all liabilities and expenses incurred in connection with any action, suit or proceeding arising out of such service to the full extent permitted under Maryland law.

     Section 2-418 of the Maryland General Corporation Law establishes provisions whereby a Maryland corporation may indemnify any director or officer made a party to an action or proceeding by reason of service in that capacity, against judgments, penalties, fines, settlements and reasonable expenses incurred in connection with such action or proceeding unless it is proved that the director or officer (i) acted in bad faith or with active and deliberate dishonesty, (ii) actually received an improper personal benefit in money, property or services or (iii) in the case of a criminal proceeding, had reasonable cause to believe that his act was unlawful. However, if the proceeding is a derivative suit in favor of the corporation, indemnification may not be made if the individual is adjudged to be liable to the corporation. In no case may indemnification be made until a determination has been reached that the director or officer has met the applicable standard of conduct. Indemnification for reasonable expenses is mandatory if the director or officer has been successful on the merits or otherwise in the defense of any action or proceeding covered by the indemnification statute. The statute also provides for indemnification of directors and officers by court order. The indemnification provided or authorized in the indemnification statute does not preclude a corporation from extending other rights (indemnification or otherwise) to directors and officers.

     The Registrant's officers and directors are insured against certain liabilities under certain policies maintained by the Registrant with aggregate coverage of $100,000,000.

     The foregoing summaries are subject to the complete text of the statute, by-laws and agreements referred to above and are qualified in their entirety by reference thereto.

Item 16.  Exhibits

     The following is a list of all exhibits filed as a part of this Registration Statement on Form S-3, including those incorporated herein by reference.

     Exhibit
      Number                          Description of Exhibit
      ------                          ----------------------
  4.1         Articles of Incorporation of Legg Mason, as amended.(1)
  4.2         Bylaws of Legg Mason, as amended and restated April 25, 1988.(2)
  4.3         Form of certificate representing common stock.(3)
  4.4         Registration  and Investor  Rights  Agreement  dated as of
              December 1, 2005, by and between Citigroup Inc. and Legg Mason.(4)
  4.5         Articles Supplementary, filed November 29, 2005.(4)
  5           Opinion of Thomas C. Merchant, Esq.
  23.1        Consent of PricewaterhouseCoopers LLP, Independent Registered
              Public Accounting Firm.
  23.2        Consent of PricewaterhouseCoopers LLP, Independent Registered
              Public Accounting Firm.
  23.3        Consent of KPMG LLP, Independent Auditors.
  23.4        Consent of Thomas C. Merchant, Esq. (included in Exhibit 5).
  24          Powers of Attorney (included in the signature pages).

--------------------
(1) Incorporated by reference to Legg Mason's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000.
(2) Incorporated by reference to Legg Mason's Annual Report on Form 10-K for the year ended March 31, 1988.
(3) Incorporated by reference to Legg Mason's Application for Registration on Form 8-A, Amendment No. 5, dated February 23, 2001.
(4) Incorporated by reference to Legg Mason's Current Report on Form 8-K for the event on December 1, 2005.

Item 17.  Undertakings

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933; (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) That, for purposes of determining liability under the Securities Act of 1933 to any purchaser:

     (A) Each prospectus filed by a Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

     (B)   Each prospectus required to be filed pursuant to Rule 424(b)(2),
     (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or
     (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

               That, for the purpose of determining liability of a Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, each undersigned Registrant undertakes that in a primary offering of securities of an undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

               (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

               (ii) Any free writing prospectus relating to the offering prepared by or on behalf of an undersigned Registrant or used or referred to by an undersigned Registrant;

               (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned Registrant; and

               (iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth in Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baltimore, State of Maryland, on February 27, 2006.

                                   LEGG MASON, INC.
                                   (Registrant)


                                   By:     /s/ Raymond A. Mason
                                          --------------------------------
                                   Name:  Raymond A. Mason
                                   Title: Chairman of the Board, President
                                          and Chief Executive Officer


     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Raymond A. Mason, Thomas P. Lemke and Timothy C. Scheve, or any of them, his true and lawful attorneys-in-fact, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including any post-effective amendments, to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or their substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                  Signatures                  Title                   Date
                                              -----                   ----

  /s/ Raymond A. Mason           Chairman of the Board,        February 27, 2006
  -----------------------------  President, Chief Executive
  Raymond A. Mason               Officer and Director
                                 (Principal Executive Officer)

                                 Chief Financial Officer,      February 27, 2006
  /s/ Charles J. Daley, Jr.      Senior Vice President and
  -----------------------------  Treasurer (Principal Financial
  Charles J. Daley, Jr.          and Accounting Officer)

                  Signatures               Title                      Date
                                           -----                      ----


  /s/ Dennis R. Beresford        Director                      February 27, 2006
  -----------------------------
  Dennis R. Beresford

  /s/ Carl Bildt                 Director                      February 27, 2006
  -----------------------------
  Carl Bildt

  /s/ John E. Koerner, III       Director                      February 27, 2006
  -----------------------------
  John E. Koerner, III

  /s/ Cheryl Gordon Krongard     Director                      February 27, 2006
  -----------------------------
  Cheryl Gordon Krongard

  /s/ Edward I. O'Brien          Director                      February 27, 2006
  -----------------------------
  Edward I. O'Brien

  /s/ Margaret Milner Richardson Director                      February 27, 2006
  -----------------------------
  Margaret Milner Richardson

  /s/ Nicholas J. St. George     Director                      February 27, 2006
  -----------------------------
  Nicholas J. St. George

  /s/ Roger W. Schipke           Director                      February 27, 2006
  -----------------------------
  Roger W. Schipke

  /s/ Kurt L. Schmoke            Director                      February 27, 2006
  -----------------------------
  Kurt L. Schmoke

  /s/ James E. Ukrop             Director                      February 27, 2006
  -----------------------------
  James E. Ukrop

      Exhibit
       Number                       Description of Exhibit
       ------                       ----------------------
  4.1         Articles of Incorporation of Legg Mason, as amended.(1)
  4.2         Bylaws of Legg Mason, as amended and restated April 25, 1988.(2)
  4.3         Form of certificate representing common stock.(3)
  4.4         Registration and Investor Rights Agreement dated as of
              December 1, 2005, by and between Citigroup Inc. and Legg Mason.(4)
  4.5         Articles Supplementary, filed November 29, 2005.(4)
  5           Opinion of Thomas C. Merchant, Esq.
  23.1        Consent of PricewaterhouseCoopers LLP, Independent Registered
              Public Accounting Firm.
  23.2        Consent of PricewaterhouseCoopers LLP, Independent Registered
              Public Accounting Firm.
  23.3        Consent of KPMG LLP, Independent Auditors.
  23.4        Consent of Thomas C. Merchant, Esq. (included in Exhibit 5).
  24          Powers of Attorney (included in the signature pages).

--------------------
(1) Incorporated by reference to Legg Mason's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000.
(2) Incorporated by reference to Legg Mason's Annual Report on Form 10-K for the year ended March 31, 1988.
(3) Incorporated by reference to Legg Mason's Application for Registration on Form 8-A, Amendment No. 5, dated February 23, 2001.
(4) Incorporated by reference to Legg Mason's Current Report on Form 8-K for the event on December 1, 2005.